Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Description of Share Capital

General

Our shareholders adopted the Amended Memorandum and Articles of Association included as Exhibit 3.1 to our annual report on Form 20-F for the fiscal year ended December 31, 2025 (the “Annual Report on Form 20-F”). Capitalized terms used and not defined hereinafter shall have the meanings ascribed to them throughout our Annual Report on Form 20-F.

The following is a summary of the material provisions of our authorized share capital and our Memorandum and Articles of Association.

Share Capital

Our amended and restated Memorandum and Articles of Association authorize two classes of common shares: Class A common shares, which are entitled to one vote per share and Class B common shares, which are entitled to 10 votes per share and to maintain a proportional ownership and voting interest in the event that additional Class A common shares are issued. Any holder of Class B common shares may convert his or her shares at any time into Class A common shares on a share-for-share basis. The rights of the two classes of common shares are otherwise identical, except as described below. The implementation of this dual class structure was required by Mr. Marciano Testa, as a condition of undertaking an initial public offering of our Class A common shares. See “—Anti-Takeover Provisions in our Memorandum and Articles of Association—Two Classes of Common Shares.”

As of the date of our Annual Report on Form 20-F, our authorized share capital was US$50,000, consisting of 1,000,000,000 shares of par value US$0.00005 each, of which:

•	600,000,000 shares are designated as Class A common shares; and
•	150,000,000 shares are designated as Class B common shares.

The remaining authorized but unissued shares are presently undesignated and may be issued by our board of directors as common shares of any class or as shares with preferred, deferred or other special rights or restrictions.

Treasury Shares

At the date of this annual report, we have no shares in treasury.

Issuance of Shares

Except as expressly provided in the amended and restated Memorandum and Articles of Association, our board of directors has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in the company’s capital without the approval of our shareholders (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Act. In accordance with our Memorandum and Articles of Association, we shall not issue bearer shares. We shall not issue any class of shares with dividend rights, conversion rights, redemption rights and/or liquidation preference superior to the rights of the Class B common shares, or shares having more than one vote per share, without the consent of our controlling shareholder as the sole holder of Class B common shares (the “Class B Shareholder Consent”).

Our amended and restated Memorandum and Articles of Association provide that additional Class B common shares may only be issued pursuant to (1) a share split, subdivision of shares or similar transaction or where a dividend or other distribution is paid by the issue of shares or rights to acquire shares or following capitalization of profits; (2) a merger, consolidation, or other business combination involving the issuance of Class B common shares as full or partial consideration that has been approved by Class B Shareholder Consent; or (3) an issuance of Class A common shares, whereby holders of the Class B common shares are entitled to purchase a number of Class B common shares that would allow them to maintain their proportional ownership and voting interests in the company (following an offer by the company to each holder of Class B common shares to issue to such holder, upon the same economic terms and at the same price, such number of Class B common shares as would ensure such holder may maintain a proportional ownership and voting interest in the company pursuant to the amended and restated Memorandum and Articles of Association). In light of: (a) the above provisions; and (b) the 10-to-one voting ratio between our Class B common shares and Class A common shares, holders of our Class B common shares will in many situations continue to maintain control of all matters requiring shareholder approval. This concentration of ownership and voting power will limit or preclude your ability to influence corporate matters for the foreseeable future. For more information see “—Common Shares—Preemptive or Similar Rights.”

Our Memorandum and Articles of Association also provide that the issuance of non-voting common shares requires approval by ordinary resolution (as defined below) which shall also be passed by the affirmative vote of a majority of the then-outstanding Class A common shares.

Common Shares

Dividend Rights

Subject to preferences that may apply to any preferred shares outstanding at the time, the holders of our common shares are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See “Item 8. Financial Information—A. Consolidated statements and other financial information—Dividends and dividend policy” in our Annual Report on Form 20-F for additional information.

Voting Rights

The holder of a Class B common share is entitled, in respect of such share, to 10 votes per share, whereas the holder of a Class A common share is entitled, in respect of such share, to one vote per share. The holders of Class A common shares and Class B common shares vote together as a single class on all matters (including the appointment of directors, other than the directors designated and appointed by the founding shareholder, as described below) submitted to a vote of shareholders, except as provided below and as otherwise required by law.

Our Memorandum and Articles of Association provide as follows regarding the respective rights of holders of Class A common shares and Class B common shares:

•	class consents from the holders of Class A common shares and Class B common shares, as applicable, shall be required for any variation to the rights attached to their respective class of shares, however, the directors may treat the two classes of shares as forming one class if they consider that both such classes would be affected in the same way by the proposal;
•	the rights conferred on holders of Class A common shares shall not be deemed to be varied by the creation or issue of further Class B common shares and vice versa; and

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•	the rights attaching to the Class A common shares and the Class B common shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights, including, without limitation, shares with enhanced or weighted voting rights.

As set forth in the amended and restated Memorandum and Articles of Association, the holders of Class A common shares and Class B common shares, respectively, do not have the right to vote separately if the number of authorized shares of such class is increased or decreased. Rather, the number of authorized Class A common shares and Class B common shares may be increased or decreased (but not below the number of shares of such class then outstanding) by both classes voting together by way of an “ordinary resolution,” which is defined in the Articles of Association as being a resolution of a duly constituted general meeting of the company passed by a simple majority of the votes cast by, or on behalf of, the members entitled to vote present in person or by proxy and voting at the meeting, and includes a unanimous written resolution of all members entitled to vote.

We have not provided for cumulative voting for the appointment of directors in our amended and restated Memorandum and Articles of Association.

Conversion of Class B Common Shares

The outstanding Class B common shares are convertible at any time as follows: (1) at the option of the holder, a Class B common share may be converted at any time into one Class A common share or (2) upon the election of the holders of a majority of the then outstanding Class B common shares, all outstanding Class B common shares may be converted into a like number of Class A common shares.

In addition, each Class B common share will convert automatically into one Class A common share upon any transfer, whether or not for value, if such transfer is made to Mr. Marciano Testa's heirs and/or successors due to his death or to a person or entity that is not a “permitted transferee” under our amended and restated memorandum and articles of association, which generally include entities controlled by a Class B common shareholder, as well as trusts for the benefit of the Class B common shareholder or his immediate family (including spouse, parents, children, siblings, in-laws) or an entity controlled by such Class B common shareholder. Whether a particular transfer qualifies as a transfer to a permitted transferee will be determined in accordance with the definition of “affiliate” in our amended and restated memorandum and articles of association. Furthermore, each Class B common share will convert automatically into one Class A common share and no Class B common shares will be issued thereafter if, at any time, the total voting power of the issued and outstanding Class B common shares is less than 10% of the total voting power of our issued share capital.

Preemptive or Similar Rights

Our Class A common shares are not entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions.

The Class B common shares are entitled to maintain a proportional ownership interest in the event that additional Class A common shares are issued. As such, except for certain exceptions, if we issue Class A common shares, we must first make an offer to each holder of Class B common shares to issue to such holder on the same economic terms such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest in the company. This right to maintain a proportional ownership interest may be waived by the holders of a majority of the Class B common shares.

Right to Receive Liquidation Distributions

If we become subject to a winding up, liquidation and/or dissolution, the assets legally available for distribution to our shareholders would be distributable ratably among the holders of our common shares and any participating preferred shares outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred shares.

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Preferred Shares

No preferred shares of the Company are outstanding. Pursuant to our amended and restated Memorandum and Articles of Association, our board of directors has the authority, subject to limitations prescribed by Cayman Islands law, to issue preferred shares in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our shareholders. Our board of directors can also increase or decrease the number of shares of any series of preferred shares, but not above the number of authorized preferred shares nor below the number of shares of that series then outstanding, without any further vote or action by our shareholders. Our board of directors may authorize the issuance of preferred shares with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Class A common shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our Class A common shares and the voting and other rights of the holders of our Class A common shares. We have no current plan to issue any preferred shares.

Equal Status

Except as expressly provided in our amended and restated Memorandum and Articles of Association, Class A common shares and Class B common shares have the same rights and privileges and rank equally, share proportionally and are identical in all respects as to all matters. In the event of any merger, consolidation, scheme, arrangement or other business combination requiring the approval of our shareholders entitled to vote thereon (whether or not the company is the surviving entity), the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares. In the event of any (1) tender or exchange offer to acquire any Class A common shares or Class B common shares by any third-party pursuant to an agreement to which the company is a party, or (2) any tender or exchange offer by the company to acquire any Class A common shares or Class B common shares, the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares.

Record Dates

For the purpose of determining shareholders entitled to notice of, or to vote at any general meeting of shareholders or any adjournment thereof, or shareholders entitled to receive dividend or other distribution payments, or in order to make a determination of shareholders for any other purpose, our board of directors may set, in advance or arrears, a record date.

General Meetings of Shareholders

As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as a shareholder of the Company at the applicable record date for that meeting and, in order to vote, all calls or installments then payable by such shareholder to us in respect of the shares that such shareholder holds must have been paid.

Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one vote per Class A common share and 10 votes per Class B common share.

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As a Cayman Islands exempted company, we are not obliged by the Companies Act to call annual general meetings; however, the Memorandum and Articles of Association provide that in each year the company will hold an annual general meeting of shareholders, at a time determined by the board of directors, provided that our board of directors has the discretion whether or not to hold an annual general meeting in 2026. For the annual general meeting of shareholders the agenda will include, among other things, the presentation of the annual accounts and the report of the directors (if any). In addition, the agenda for an annual general meeting of shareholders will only include such items as have been included therein by the board of directors.

Also, we may, but are not required to (unless required by the laws of the Cayman Islands), hold other extraordinary general meetings during the year and such general meetings may be convened by our board of directors, with the consent of the chairman of our board of directors, whenever they think fit. General meetings of shareholders are generally expected to take place in Campinas, Brazil, but may be held elsewhere if the directors so decide.

The Companies Act provides shareholders a limited right to request a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting in default of a company’s Memorandum and Articles of Association. However, these rights may be provided in a company’s Memorandum and Articles of Association. Our Memorandum and Articles of Association provide that, in the event our controlling shareholder controls a majority of the voting power of our issued share capital, upon the requisition of one or more shareholders representing a majority of the voting rights entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting, and in the event our controlling shareholder ceases to control a majority of the voting power of our issued share capital, shareholders will have no right to requisition an extraordinary general meeting. The Memorandum and Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

Subject to regulatory requirements, the annual general meeting and any extraordinary general meetings must be called by not less than eight (8) clear days’ notice prior to the relevant shareholders meeting and convened by a notice discussed below. Alternatively, upon the prior consent of all holders entitled to receive notice, with regards to the annual general meeting, and the holders of 95% in par value of the shares entitled to attend and vote at an extraordinary general meeting, that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.

We will give notice of each general meeting of shareholders by publication our its website and in any other manner that it may be required to follow in order to comply with Cayman Islands law, NYSE and SEC requirements. The holders of registered shares may be given notice of a shareholders’ meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders’ register, or, subject to certain statutory requirements, by electronic means.

Holders whose shares are registered in the name of DTC or its nominee, which we expect will be the case for all holders of Class A common shares, will not be a shareholder or member of the company and must rely on the procedures of DTC regarding notice of shareholders’ meetings and the exercise of rights of a holder of the Class A common shares.

A quorum for a general meeting consists of any one or more persons holding or representing by proxy not less than one-third percent of the aggregate voting power of all shares in issue and entitled to vote upon the business to be transacted. If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, it shall stand adjourned and shall reconvene on the same day in the next week at the same time and/or place or to such other day, time and/or place as the directors may determine, and if at the second meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the shareholders present shall be a quorum.

A resolution put to a vote at a general meeting shall be decided on a poll. Generally speaking, an ordinary resolution to be passed by the shareholders at a general meeting requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or

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by proxy and voting at the meeting and a special resolution requires the affirmative vote on a poll of no less than two-thirds of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy and voting at the meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our Company, as permitted by the Companies Act and our Memorandum and Articles of Association.

Pursuant to our Memorandum and Articles of Association, general meetings of shareholders are to be chaired by the chairman of our board of directors or in his absence the vice-chairman of the board of directors or in both of their absences, any person nominated by our board of directors to act as chairperson. If neither the chairman, the vice-chairman nor such other person nominated by our board of directors is present at the general meeting within 15 minutes after the time appointed for holding the meeting, the shareholders present in person or by proxy and entitled to vote may elect any one of the shareholders to be chairman. The order of business at each meeting shall be determined by the chairman of the meeting, and he or she shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Company, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls.

Changes to Capital

Pursuant to our Memorandum and Articles of Association, we may from time to time by ordinary resolution:

•	increase our share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;
•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;
•	convert all or any of our paid-up shares into stock and reconvert that stock into paid up shares of any denomination;
•	subdivide our existing shares or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or
•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by the Company for an order confirming such reduction, reduce our share capital or any capital redemption reserve in any manner permitted by law.

In addition, subject to the provisions of the Companies Act and our Memorandum and Articles of Association, we may:

•	issue shares on terms that they are to be redeemed or are liable to be redeemed;
•	purchase our own shares (including any redeemable shares); and
•	make a payment in respect of the redemption or purchase of our own shares in any manner authorized by the Companies Act, including out of our own capital.

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Transfer of Shares

Subject to any applicable restrictions set forth in the Memorandum and Articles of Association, any shareholder of the Company may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or in the form prescribed by the NYSE or any other form approved by the Company’s board of directors.

Our Class A common shares are traded on the NYSE in book-entry form and may be transferred in accordance with our Memorandum and Articles of Association and NYSE’s rules and regulations.

However, our board of directors may, in its absolute discretion, decline to register any transfer of any common share which is either not fully paid up to a person of whom it does not approve or is issued under any share incentive scheme for employees which contains a transfer restriction that is still applicable to such common share. The board of directors may also decline to register any transfer of any common share unless:

•	the instrument of transfer is lodged with us, accompanied by the certificate (if any) for the common shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;
•	the instrument of transfer is in respect of only one class of shares;
•	the instrument of transfer is properly stamped, if required;
•	the common shares transferred are free of any lien in favor of us; and
•	in the case of a transfer to joint holders, the transfer is not to more than four joint holders.

If the directors refuse to register a transfer they are required, within two months after the date on which the instrument of transfer was lodged, to send to the transferee notice of such refusal.

Share Repurchase

The Companies Act and our Memorandum and Articles of Association permit us to purchase our own shares, subject to certain restrictions. Our board of directors may only exercise this power on behalf of the Company, subject to the Companies Act and the Memorandum and Articles of Association and to any applicable requirements imposed from time to time by the SEC, the NYSE, or by any recognized stock exchange on which our securities are listed.

Dividends and Capitalization of Profits

We have not adopted a dividend policy with respect to payments of any future dividends. Subject to the Companies Act, our shareholders may, by ordinary resolution, declare dividends (including interim dividends) to be paid to shareholders but no dividend shall be declared in excess of the amount recommended by the board of directors. The board of directors may also declare dividends. Dividends may be declared and paid out of funds lawfully available to us. Except as otherwise provided by the rights attached to shares and our Memorandum and Articles of Association, all dividends shall be paid in proportion to the number of Class A common shares or Class B common shares a shareholder holds at the date the dividend is declared (or such other date as may be set as a record date); but, (1) if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly; and (2) where we have shares in issue which are not fully paid up (as to par value), we may pay dividends in proportion to the amounts paid up on each share.

The holders of Class A common shares and Class B common shares shall be entitled to share equally in any dividends that may be declared in respect of our common shares from time to time. In the event that a dividend is paid in the form of Class A common shares or Class B common shares, or rights to acquire Class A common shares or Class B common shares, (1) the holders of Class A common shares shall receive

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Class A common shares, or rights to acquire Class A common shares, as the case may be and (2) the holders of Class B common shares shall receive Class B common shares, or rights to acquire Class B common shares, as the case may be.

Appointment, Disqualification and Removal of Directors

We are managed by our board of directors. Our Memorandum and Articles of Association provide that the board of directors will be composed of such number of directors as a majority of directors in office may determine, being no less than six and no more than 11 directors on the date of adoption of the Memorandum and Articles of Association. There are no provisions relating to retirement of directors upon reaching any age limit. The Memorandum and Articles of Association also provide that, while our shares are admitted to trading on NYSE, our board of directors must always comply with the residency and citizenship requirements of the U.S. securities laws applicable to foreign private issuers.

Notwithstanding the foregoing, for so long as our founding shareholder owns at least 5% of the voting power of our outstanding share capital, our founding shareholder shall be entitled to designate and appoint a certain number of nominees to the board for a specific term, as set out in our Memorandum and Articles of Association. In particular, our Memorandum and Articles of Association provide that, subject to compliance with applicable law and NYSE rules, for so long as our founding shareholder and his affiliates beneficially own shares constituting at least 40% of the voting power of our outstanding share capital, the founding shareholder shall be entitled to designate and appoint up to five nominees to our board of directors (or if the size of the board of directors is increased, a majority of the members of the board of directors); for so long as our founding shareholder and its affiliates beneficially own at least 25% of the voting power of our outstanding share capital, the founding shareholder shall be entitled to designate and appoint up to three nominees to our board of directors (or if the size of the board of directors is increased, one-third of the members of the board of directors); and for so long as our founding shareholder and its affiliates beneficially own at least 5% of the voting power of our outstanding share capital, our founding shareholder shall be entitled to designate and appoint one nominee to our board of directors (or if the size of the board of directors is increased, 10% of the members of the board of directors). The founding shareholder may exercise such designation and appointment rights by notice in writing to us and may in like manner remove such director(s) appointed by him and appoint replacement director(s).

Other than the directors appointed by our founding shareholder as described above, directors shall be appointed by ordinary resolution of the shareholders.

The Memorandum and Articles of Association provide that for so long as there are Class B common shares outstanding, holders of our Class B common shares shall appoint the chairman of our board by notice in writing to us; it being understood that as of the date of this annual report, our chairman is the sole holder of our Class B common shares, Mr. Marciano Testa. Each director other than a director appointed by our founding shareholder shall be appointed for a one-year term, unless they resign or their office is vacated earlier, provided, however, that such term shall be extended beyond one year in the event that no successor has been appointed (in which case such term shall be extended to the date on which such successor has been appointed).

As of the date of this annual report, our directors are Marciano Testa, Glauber Marques Correa, Gabriel Felzenszwalb, Daniel Krepel Goldberg, Humberto Goes Linaris, Aod Cunha de Moraes Junior and Rosa Rios. Aod Cunha de Moraes Junior is “independent” as that term is defined under Rule 10A-3 under the Exchange Act and the NYSE rules applicable to audit committees. We intend to appoint one additional independent director to our audit committee within 90 days of our initial public offering and to have a fully independent audit committee within one year of our initial public offering.

Any vacancies on the board of directors that arise other than upon the removal of a director by resolution passed at a general meeting and other than any vacancy arising with respect to a director appointed by the founding shareholder can be filled by the remaining directors (notwithstanding that they may constitute less than a quorum). Any such appointment shall be as an interim director to fill such vacancy until the next annual general meeting of shareholders. Additions to the existing board (within the limits set pursuant to the Articles of Association) may be made by ordinary resolution of the shareholders.

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Our board of directors has constituted an audit committee. See “Item 6. Directors, Senior Management and Employees—C. Board Practices—Audit Committee” in our Annual Report on Form 20-F.

Grounds for Removing a Director

For so long as any Class B common shares remain outstanding, a director may be removed, with or without cause, only by holders of our Class B common shares upon written notice to us. Any such notice of removal must state the intention to remove the director and must be served on us not less than ten calendar days prior to the effective date of such removal and we will provide notice of such removal to the relevant director or chairman.

The office of a director will be vacated automatically if he or she (1) becomes prohibited by law from being a director; (2) becomes bankrupt or makes an arrangement or composition with his creditors; (3) dies or is in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director; (4) resigns his office by notice to us; or (5) in the case of a director other than a director designated and appointed by our founding shareholder, has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his or her office be vacated.

Proceedings of the Board of Directors

The Memorandum and Articles of Association provide that our business is to be managed and conducted by the board of directors. Quorum for a board meeting shall require the attendance of the chairman and a simple majority of the directors then in office (including the chairman), and business at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a casting vote.

Subject to the provisions of the Memorandum and Articles of Association, the board of directors may regulate its proceedings as they determine is appropriate. Board meetings shall be held at least once every calendar quarter and shall take place either in Campinas, Brazil or at such other place as the directors may determine.

Subject to the provisions of the Memorandum and Articles of Association, to any directions given by ordinary resolution of the shareholders and the listing rules of the NYSE, the board of directors may from time to time at its discretion exercise all powers of the Company, including, subject to the Companies Act, the power to issue debentures, bonds and other securities of the company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Inspection of Books and Records

Holders of our common shares will have no general right under Cayman Islands law to inspect or obtain copies of the list of shareholders or corporate records of the Company. However, the board of directors may determine from time to time whether and to what extent our accounting records and books shall be open to inspection by shareholders who are not members of the board of directors. Notwithstanding the above, the Memorandum and Articles of Association provide shareholders with the right to receive annual financial statements. Such right to receive annual financial statements may be satisfied by publishing the same on the company’s website or filing such annual reports as we are required to file with the SEC.

Register of Shareholders

Our Class A common shares are held through DTC, and DTC or Cede & Co., as nominee for DTC, is recorded in the shareholders’ register as the holder of our Class A common shares.

Under Cayman Islands law, we must keep a register of shareholders that includes:

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•	the names and addresses of the shareholders, and a statement of the shares held by each member, whether voting rights attached to the shares held by each member and of the amount paid or agreed to be considered as paid on the shares of each member;
•	the date on which the name of any person was entered on the register as a member; and
•	the date on which any person ceased to be a member.

Under Cayman Islands law, our register of shareholders is prima facie evidence of the matters set out therein (i.e. the register of shareholders will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of shareholders is deemed as a matter of Cayman Islands law to have prima facie legal title to the shares as set against his or her name in the register of shareholders.

If the name of any person is incorrectly entered in or omitted from the register of shareholders, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of the Company, the person or member aggrieved (or any shareholder of ours, or the Company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;
•	an exempted company’s register of shareholders is not open to inspection;
•	an exempted company does not have to hold an annual general meeting;
•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
•	an exempted company may register as a limited duration company; and
•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as otherwise disclosed in this annual report, we intend to comply with the NYSE rules in lieu of following home country practice.

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Anti-Takeover Provisions in Our Memorandum and Articles of Association

Some provisions of the Memorandum and Articles of Association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable. In particular, our capital structure concentrates ownership of voting rights in the hands of Mr. Marciano Testa,our chairman and chief executive officer. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our company to first negotiate with the board of directors. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Class A common shares that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests. The concentration of ownership of voting rights will no longer apply upon Mr. Marciano Testa death due to automatic conversion of Class B common shares into Class A common shares upon a transfer of such Class B common shares to Mr. Marciano Testa's heirs and/or successors due to his death.

Two Classes of Common Shares

Our Class B common shares are entitled to 10 votes per share, while the Class A common shares are entitled to one vote per share. Since our controlling shareholder beneficially owns all of the Class B common shares, our controlling shareholder currently has the ability to appoint a majority of the directors and to determine the outcome of most matters submitted for a vote of shareholders, with our controlling shareholder as the controlling shareholder. This concentrated voting control could discourage others from initiating any potential merger, takeover, or other change of control transaction that other shareholders may view as beneficial.

So long as our controlling shareholder has the ability to determine the outcome of all matters submitted to a vote of shareholders, third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the election of directors. As a result, the fact that we have two classes of common shares may have the effect of depriving you as a holder of Class A common shares of an opportunity to sell your Class A common shares at a premium over prevailing market prices and make it more difficult to replace our directors and management.

Preferred Shares

Our board of directors has wide powers to issue one or more classes or series of shares with preferred rights. Such preferences may include, for example, dividend rights, conversion rights, redemption privileges, enhanced voting powers and liquidation preferences. The issuance of additional shares may be used as an anti-takeover device without further action on the part of our shareholders. Such issuance may further dilute the voting power of existing holders of Class A ordinary shares.

Despite the anti-takeover provisions described above, under Cayman Islands law, our board of directors may only exercise the rights and powers granted to them under the Memorandum and Articles of Association, for a proper purpose and what they believe in good faith to be in our best interests.

Requisitioning General Meetings

Our Memorandum and Articles of Association provide that, for so long as our founding shareholder controls a majority of the voting power of our shares, a general meeting of shareholders may be convened on the requisition of the holders of a majority of the voting power of our shares. However, if our founding shareholder controls less than a majority of the voting power of our shares, no shareholder shall have the power to requisition a meeting of shareholders. Accordingly, our shareholders will have limited rights to requisition and convene general meetings of shareholders.

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Consent Over a Change of Control

Our Memorandum and Articles of Association provide that for so long as our founding shareholder and his affiliates beneficially own shares accounting for at least 10% of the voting power of our issued share capital, we will not take, or permit our subsidiaries to take, certain actions without the prior written approval of a majority of the Class B ordinary shares in issue, including entering into a merger, consolidation, reorganization or other business combination or a transaction or series of transactions that would result in a change of control.

Staggered Board

Our Memorandum and Articles of Association provides that, from and after the date that our founding shareholder and his affiliates no longer beneficially own shares representing more than 50% of the voting power of our issued share capital, we shall cause our board of directors to be divided into three classes designated Class I, Class II and Class III with directors in each class serving staggered three-year terms. Each class of directors shall consist, as nearly as possible, of one third of the total number of directors constituting the entire board. Our board of directors shall assign members of the board of directors in office at the relevant date to such classes, provided that the directors designated and appointed by our founding shareholder shall be assigned to the class or classes with the longest terms. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of shareholders will be necessary for shareholders to effect a change in a majority of the members of the board of directors. Notwithstanding the classification of our board of directors, the directors designated and appointed by our founding shareholder may only be reappointed, removed or replaced by our founding shareholder.

Protection of Non-Controlling Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of the shares of the Company in issue, appoint an inspector to examine the Company’s affairs and report thereon in a manner as the Grand Court shall direct.

Subject to the provisions of the Companies Act, any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that this winding up is just and equitable.

Notwithstanding the U.S. securities laws and regulations that are applicable to us, general corporate claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our Memorandum and Articles of Association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents, which permit a minority shareholder to commence a representative action against us, or derivative actions in our name, to challenge (1) an act which is ultra vires or illegal; (2) an act which constitutes a fraud against the minority and the wrongdoers themselves control our company; and (3) an irregularity in the passing of a resolution that requires a qualified (or special) majority.

Registration Rights and Restricted Shares

Although no shareholders of our controlling shareholder have formal registration rights, they or entities controlled by them or their permitted transferees will, subject to the lock-up agreements described below, be able to sell their shares in the public market from time to time without registering them, subject to certain limitations on the timing, amount and method of those sales imposed by regulations promulgated by the SEC. Our controlling shareholder, our executive officers and directors who hold shares upon completion of our initial public offering and our existing shareholders have entered into lock-up agreements that restrict us and them, subject to specified exceptions, from selling or otherwise disposing of any shares for a period of 180 days after the date of the registration statement relating to our initial public offering without the prior consent of the representatives for the underwriters. However, the underwriters

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may, in their sole discretion and without notice, release all or any portion of the shares from the restrictions in any of the lock-up agreements described above. In addition, these lock-up agreements are subject to certain exceptions, including the right for our controlling shareholder to issue new shares if we carry out an acquisition or enter into a merger, joint venture or strategic participation.

Principal Differences between Cayman Islands and U.S. Corporate Law

The Companies Act was modeled originally after similar laws in England and Wales but does not follow subsequent statutory enactments in England and Wales. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act and Cayman Islands law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan of merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of 66 2/3% in value) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association and then filed with the Registrar of Companies in the Cayman Islands. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the director of the Cayman Islands company is required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands company, the director of the Cayman Islands company is further required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or

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exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree on the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; (e) if the company and the shareholder fail to agree on a price within such 30-day period, within 20 days following the date on which such 30-day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder may not be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, which will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedure of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by, for a shareholder scheme, three-fourths in value of each class of shareholders with whom the arrangement is to be made and, for a creditor scheme, a majority in number of each class of creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;
•	the shareholders have been fairly represented at the meeting in question;
•	the arrangement is such as a businessman would reasonably approve; and

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•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ Suits

Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;
•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or
•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Corporate Governance

Cayman Islands law restricts transactions between a company and its directors unless there are provisions in the Articles of Association which provide a mechanism to alleviate possible conflicts of interest. Additionally, Cayman Islands law imposes on directors’ duties of care and skill and fiduciary duties to the companies which they serve. Under our Memorandum and Articles of Association, a director must disclose the nature and extent of his interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the NYSE, and unless disqualified by the chairman of the relevant meeting, the interested director may vote in respect of any transaction or arrangement in which he or she is interested. The interested director shall be counted in the quorum at such meeting and the resolution may be passed by a majority of the directors present at the meeting.

Subject to the foregoing and our Memorandum and Articles of Association, our directors may exercise all of our powers to vote compensation to themselves or any member of their body in the absence of an independent quorum. Our Memorandum and Articles of Association provide that, our remuneration

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committee shall be made up of such number of independent directors as is required from time to time by the NYSE rules (or as otherwise may be required by law).

As a foreign private issuer, we are permitted to follow home country practice in lieu of certain NYSE corporate governance rules, subject to certain requirements. For more information, see “Item 6. Directors, Senior Management and Employees—C. Board Practices—Foreign Private Issuer Status” in our Annual Report on Form 20-F.

Borrowing Powers

Our directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party. Such powers may be varied by a special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting).

Indemnification of Directors and Executive Officers and Limitation of Liability

The Companies Act does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide that we shall indemnify and hold harmless our directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil, criminal or other proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company. Accordingly, directors and officers owe the following fiduciary duties: (1) duty to act in good faith in what the director or the officer believes to be in the best interests of the company as a whole; (2) duty to exercise powers for the purposes for which those powers were conferred and not for collateral purposes; (3) directors should not improperly fetter the exercise of future discretion; (4) duty to exercise powers fairly as between different sections of shareholders; (5) duty to exercise independent judgment; and (6) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. However, this obligation may be varied by the company’s articles of association, which may permit a director to vote on a matter in which he has a personal interest provided that he has disclosed that nature of his interest to the board of directors. With respect to the duty of directors to avoid conflicts of interests, our Memorandum and Articles of Association vary from the applicable provisions of Cayman Islands law mentioned above by providing that a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the NYSE, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting. In addition to the above, under Cayman Islands law, directors also owe a duty of care which is not

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fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has. As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings. Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the abovementioned conflicts will be resolved in our favor. Furthermore, each of our officers and directors may have pre-existing fiduciary obligations to other businesses of which they are officers or directors.

A director of a Cayman Islands company also owes to the company duties to exercise independent judgment in carrying out his functions and to exercise reasonable skill, care and diligence, which has both objective and subjective elements. Recent Cayman Islands case law confirmed that directors must exercise the care, skill and diligence that would be exercised by a reasonably diligent person having the general knowledge, skill and experience reasonably to be expected of a person acting as a director. Additionally, a director must exercise the knowledge, skill and experience which he or she actually possesses.

A general notice may be given to the board of directors to the effect that (1) the director is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the notice be made with that company or firm; or (2) he or she is to be regarded as interested in any contract or arrangement which may after the date of the notice to the board of directors be made with a specified person who is connected with him or her, will be deemed sufficient declaration of interest. This notice shall specify the nature of the interest in question. Following the disclosure being made pursuant to our Memorandum and Articles of Association and subject to any separate requirement under applicable law or the listing rules of the NYSE, and unless disqualified by the chairman of the relevant meeting, a director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting.

In comparison, under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice

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provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles of Association provide that, in the event our controlling shareholder controls a majority of the voting power of our issued share capital, upon the requisition of one or more shareholders representing a majority of the voting rights entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting, and in the event our controlling shareholder ceases to control a majority of the voting power of our issued share capital, shareholders will have no right to requisition an extraordinary general meeting. The Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

The office of a director shall be vacated automatically if, among other things, he or she (1) becomes prohibited by law from being a director; (2) becomes bankrupt or makes an arrangement or composition with his creditors; (3) dies or is in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director; (4) resigns his office by notice to us; or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his/her office be vacated.

Transactions with Interested Shareholders

The Delaware General Corporation Law provides that; unless the corporation has specifically elected not to be governed by this statute, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that this person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which the shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that the board of directors owe duties to ensure that these transactions are entered into bona fide in the best interests of the company and for a proper corporate purpose and, as noted above, a transaction may be subject to challenge if it has the effect of constituting a fraud on the minority shareholders.

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Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. If the dissolution is initiated by the board of directors it may be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company resolves by ordinary resolution that it be wound up because it is unable to pay its debts as they fall due. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Act, we may be wound up, liquidated and dissolved by a special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting). Our Memorandum and Articles of Association also give our board of directors authority to petition the Cayman Islands Court to wind up the Company.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of that class, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, if the share capital is divided into more than one class of shares, the rights attached to any class may only be varied with the written consent of the holders of two-thirds of the shares of that class or the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Also, except with respect to share capital (as described above), alterations to our Memorandum and Articles of Association may only be made by special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting).

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under Cayman Islands law, our Memorandum and Articles of Association generally (and save for certain amendments to share capital described in this section) may only be amended by special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting).

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in the Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common shares is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royall St., Suite 101, Canton MA 02021, United States of America.

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Limitations of Liability and Indemnification

See the section titled “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions—Limitation of Liability and Indemnification of Officers and Directors” in our Annual Report on Form 20-F.

Listing

Our Class A common are listed on NYSE under the symbol “AGBK”.

Handling of Mail

Mail addressed to us and received at our registered office will be forwarded unopened to the forwarding address, which will be supplied by us. None of us, our directors, officers, advisors or service providers (including the organization which provides registered office services in the Cayman Islands) will bear any responsibility for any delay howsoever caused in mail reaching the forwarding address.

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